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                       UNITED STATES BANKRUPTCY COURT
                     EASTERN DISTRICT OF NORTH CAROLINA
                              RALEIGH DIVISION

IN RE:                                  CASE NO.  93-01365-5-ATS

ROSE'S STORES, INC.,                    CHAPTER 11
(TAX I.D. #56-0382475),
          Debtor
____________________________


      ORDER AUTHORIZING ENTRY INTO EMPLOYMENT AGREEMENT WITH R. EDWARD
              ANDERSON, PRESIDENT AND CHIEF EXECUTIVE OFFICER


     THIS MATTER is before the Court upon the Motion for Authority to Enter into Employment Agreement with R. Edward Anderson, President and Chief Executive Officer (the "Motion"), filed by Rose's Stores, Inc., debtor in possession in the above-captioned case (the "Debtor"). Notice having been provided to creditors and parties and interest and no objections having been filed, and upon a review of the Motion, the Court hereby finds as follows:
     1. The Debtor filed for relief under chapter 11 of the Bankruptcy Code on September 5, 1993 (the "Petition Date"). Since that time, the Debtor has been operating as a debtor in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.
     2.   The Debtor currently operates a chain of one hundred and thirteen
(113) discount retail stores, known as "Rose's." The stores are located in ten (10) states across the Mid-Atlantic and Southeast.
     3. On August 19, 1994, George L. Jones resigned from his position with the Debtor as president and chief executive officer. At the time of his resignation, Mr. Jones was paid an annual base


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salary of $595,000.00 and was a party to an employment agreement with the
Debtor which was approved by this Court on June 7, 1994. On August 22, 1994, the board of directors for the Debtor elected R. Edward Anderson, formerly the executive vice president, chief financial officer, to replace Mr. Jones. By order dated September 28, 1994, this Court authorized the Debtor to pay Mr. Anderson an annual base salary of $395,000.00.
     4. At the time the Debtor filed the motion seeking approval to increase Mr. Anderson's compensation, the proposed employment agreement with Mr. Anderson had not been finalized. Accordingly, in the Motion, the Debtor sought Court approval to enter into an employment agreement with Mr. Anderson. A copy of the proposed employment agreement (the "Employment Agreement") is attached to the Motion as Exhibit "A" and is incorporated herein by reference.
     5. The terms of the Employment Agreement are substantially similar to those of the employment agreement entered into by the Debtor with Mr. Jones, except with respect to the events triggering the payment of severance.
     6. Entry into the Employment Agreement is critical to the continued success of the Debtor's reorganization efforts. The Joint Plan requires the Debtor to achieve certain conditions, financial and otherwise, between the filing of the Joint Plan and the Effective Date. Mr. Anderson's leadership during the upcoming months is crucial to the Debtor's ability to achieve these conditions. If the Debtor were required to replace Mr. Anderson at

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this juncture, it would likely be devastating to its efforts to achieve confirmation and consummation of the Joint Plan.
     7. The terms of the Employment Agreement are substantially similar to those of the employment agreement previously approved by this Court for Mr. Jones. While the Employment Agreement does provide for a greater number of triggering events for the payment of severance, this change is appropriate in light of Mr. Anderson's willingness to assume the leadership of the Debtor during this critical time. Moreover, Mr. Anderson's annual base salary is $200,000.00 less than that previously approved by this Court for payment to Mr. Jones, the predecessor to Mr. Anderson.
     NOW, THEREFORE, for good cause shown, the Court hereby orders that the Debtor is authorized to enter into an employment agreement with R. Edward Anderson in a form substantially similar to that of the employment agreement attached to the Motion as Exhibit A.
Dated: December 15, 1994
                                   /s/ A. Thomas Small
                                   UNITED STATES BANKRUPTCY JUDGE




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